EXHIBIT 99.1

ATMI Acquires European Biotech Firm to Expand Portfolio of Bioprocess Manufacturing and Single-Use Technology Products for the Life Sciences Industry

Combination Results in Broad Range of Disposable Solutions to Support Development of Human and Animal Vaccine, Monoclonal Antibody, and Cell Therapy Applications

DANBURY, Conn., Nov. 2, 2010 (GLOBE NEWSWIRE) -- ATMI, Inc. (Nasdaq:ATMI), announced today it has acquired the Belgian biotechnology firm Artelis S.A., an innovator in the area of highly-efficient bioprocesses and technologies for cell culture research and manufacturing scale-up. The acquisition complements ATMI's leadership in ultra-pure single-use films, bioreactors, and mixing systems for characterizing, developing, and manufacturing biopharmaceuticals and extends its global capabilities to a broad range of biopharmaceutical process expertise.

Since 2006, ATMI and Artelis have partnered to develop technologies that address the rising demand for disposables in the life sciences research and manufacturing sector. ATMI was an early investor in Artelis and, with this transaction, has acquired the remaining equity position in the Brussels, Belgium-based firm. As a result of this investment, ATMI expects that its earnings per share will be diluted approximately $0.02 in each of the next few quarters.

"Artelis is an innovator and leader in cell culture process optimization for vaccine, veterinary, and cell therapy applications. This acquisition integrates those capabilities with ATMI's industry leading — and in many instances enabling — single-use mixing and bioreactor technologies," said ATMI Chief Executive Officer and President Doug Neugold. "Our combined capabilities make us an even stronger partner for our customers, as they look for innovation to support their objectives of getting drugs to market more quickly and in the most efficient way."

"Our customers obtain the immediate benefit of ATMI's global presence," said José Castillo, President of Artelis. "ATMI has state-of-the-art manufacturing operations in both Europe and North America, which is an important consideration for companies who rely on suppliers for critical, single-use products. In addition, ATMI also has project management, supply chain and quality assurance expertise, and established distribution channels, which are demanded by customers."

As part of the transaction, the Artelis executive team has assumed new roles within ATMI LifeSciences. Additionally, researchers and scientists on staff at Artelis will continue their cell culture research and development as part of ATMI LifeSciences' research and development team.

"Artelis represents a compelling strategic fit for us and expands ATMI's commitment to the life sciences market," said Mario Philips, Senior Vice President and General Manager of ATMI LifeSciences. "While they're still at an early stage from a commercial ramp standpoint, their close collaboration with customers and world-class results in cell line development and cell culture technology allow us to provide the biopharmaceutical sector with the industry's most comprehensive single-use solutions and technical support."

About Artelis

Artelis, S.A., founded in 2005, collaborates with world-leading pharmaceutical groups to implement systems that meet the biotech industry's scale-up needs by developing high-cell-density technologies and related process techniques. The company's iCELLis™ bioreactor — a high-cell-density, disposable cell culture platform — enables process intensification by reducing bioreactor volumes while simplifying operations. With its partner ATMI, Artelis applies the benefits of single-use technologies to the production of antibodies, recombinant proteins, viruses, and cells with the iCELLis system. For more information, please visit www.artelis.be.

The Artelis SA logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5649

About ATMI

ATMI, Inc. provides specialty semiconductor materials, leading-edge materials development science and high-purity materials handling and delivery solutions designed to increase process efficiencies for the worldwide semiconductor, flat panel, and life sciences industries. For more information, please visit http://www.atmi.com.

The ATMI, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5254

About ATMI LifeSciences

ATMI LifeSciences is a leader in single-use mixing, storage, and bioreactor technology, fluoropolymer-based products, and custom-engineered, flexible packaging solutions. The business's fundamental knowledge of polymers, specially selected resins, and its clean room manufacturing experience combine to help drive optimum performance in critical disposable process operations. For more information, please visit www.atmi-lifesciences.com.

Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2010 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing, commercializing and delivering new products; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; and other factors described in ATMI's Form 10-K for the year ended December 31, 2009, and other subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

CONTACT:  ATMI, Inc.
          Dean Hamilton, Director, ATMI Investor Relations
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          dhamilton@atmi.com

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